Exhibit 8.1

As of June 25, 2018

Brookfield Property Partners L.P.

73 Front Street, 5th Floor

Hamilton, HM 12, Bermuda

Ladies and Gentlemen:

We have acted as counsel to you in connection with the joint proxy statement/prospectus included as part the registration statement on Form S-4/F-4 (Registration Nos. 333-224593/224594) filed by GGP, Inc. (“GGP”) and Brookfield Property Partners L.P. (“BPY”) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of class A stock of GGP, a new series A preferred stock of GGP, and non-voting limited partnership units of BPY (the “BPY units”) issued in connection with the Agreement and Plan of Merger dated March 26, 2018, as amended on June 25, 2018, by and among BPY, GGP and Goldfinch Merger Sub Corp., a Delaware corporation and an indirect wholly-owned subsidiary of BPY (the “Merger Agreement”), whereby Goldfinch Merger Sub Corp. will merge with and into GGP with GGP surviving the merger (the “Merger”).

This opinion letter relates to the accuracy of certain matters discussed in the Registration Statement under the subheadings “Material U.S. Federal Income Tax Consequences of the Transactions” and “Material U.S. Federal Income Taxation Consequences Applicable to Holders of Class A Stock.”

In rendering the following opinion, we have reviewed and relied upon the Merger Agreement, the amended certificate of incorporation of BPR and the Registration Statement, in each case, as may be amended or amended and restated and as in effect through the date hereof (the “Documents”). For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the United States Securities and Exchange Commission (the “SEC”), (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

The statements set forth in the Registration Statement under the subheadings “Material U.S. Federal Income Tax Consequences of the Transactions” and “Material U.S. Federal Income Taxation Consequences Applicable to Holders of Class A Stock,” insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

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We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the IRS or a court. The IRS may disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are based upon the Internal Revenue Code of 1986, as amended, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period. Changes in applicable law could cause the U.S. federal income tax treatment to differ materially and adversely from the treatment described herein and render the tax discussion in the Registration Statement under the subheadings “Material U.S. Federal Income Tax Consequences of the Transactions” and

“Material U.S. Federal Income Taxation Consequences Applicable to Holders of Class A Stock,” incorrect or incomplete. Furthermore, we express no opinion regarding the receipt of series A preferred stock or the ownership or disposition of series A preferred stock or BPY units.

In rendering our opinion, we have relied solely on the Documents and the assumptions set forth herein and any inaccuracy in the Documents or such assumptions could adversely affect our opinion.

We hereby consent to the inclusion of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our firm under the subheadings “Material U.S. Federal Income Tax Consequences of the Transactions” and “Material U.S. Federal Income Taxation Consequences Applicable to Holders of Class A Stock,” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP